EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into on August 8, 2022 between KEN MCGRATH (“Employee”) and ORASURE TECHNOLOGIES, INC. (“OraSure” or the “Company”).

WHEREAS, the parties wish to set forth the terms of their relationship and to enter into this Agreement and a confidentiality agreement of even date herewith (the “Confidentiality Agreement”).

NOW, THEREFORE, in consideration of the mutual promises made herein, intending to be legally bound, the parties hereby agree as follows:

1. Services.

1.1 Employment. Subject to the terms hereof, the Company agrees to employ Employee as its Chief Financial Officer (the “Position”) and Employee hereby accepts such employment in accordance with the terms and conditions of this Agreement. Employee shall begin his employment with the Company on August 8, 2022 or such other date agreed between the parties (the “Effective Date”).

1.2 Direction and Duties. Employee shall report to, and discharge his duties under the supervision and direction of, the Chief Executive Officer of OraSure (the “CEO”). Upon the Effective Date, Employee shall have such powers and duties that are commensurate with the Position, as well as such other duties as are assigned to him from time to time by the Supervisor. Employee’s primary place of work shall be the Company’s headquarters, at its present location in Bethlehem, Pennsylvania.

1.3 Outside Activities. Employee shall obtain the consent of the Supervisor before he engages, either directly or indirectly, in any other professional or business activities, except for (a) service as a non-employee director on a board as approved by the CEO; (b) reasonable time devoted to volunteer services for or on behalf of religious, educational, non-profit and/or other charitable organizations; and (c) reasonable time devoted to activities in professional societies or industry associations. Notwithstanding the foregoing, Employee may engage in the outside activities described in clauses (a) – (c) above only to the extent that such activities do not violate the Confidentiality Agreement or otherwise conflict with Employee’s obligations and duties to the Company.

2. Term. The term of this Agreement shall begin as of the Effective Date and shall continue until Employee’s employment ceases in accordance with Section 6 below (the “Term”).

3. Compensation and Expenses.

3.1 Salary. As compensation for services under this Agreement, the Company shall pay to Employee a base salary of $475,000 per annum. Such salary will be subject to review by the Board of Directors of OraSure (the “Board of Directors”) or its compensation committee (the “Compensation Committee”) on an annual basis and may be increased from time to time in the discretion of the Board of Directors or the Compensation Committee. Any reduction shall be subject to the provisions of Good Reason (as defined below) and Section 6 below. Payment shall be made in accordance with the Company’s normal payroll practices as in effect from time to time, less all amounts required by law or authorized by Employee to be withheld or deducted. For all purposes under this Agreement, the term “salary” shall mean the regular annual base salary of Employee payable under this Section 3.1, as increased.

3.2 Bonus. In addition to the salary described in Section 3.1 above, Employee shall be entitled to participate in the incentive plan established by OraSure each year for the payment of cash bonuses to senior executive officers of OraSure and its subsidiaries (each, a “Bonus Plan”), on such terms as may be approved by the Board of Directors or the Compensation Committee in its discretion. With respect to each Bonus Plan, Employee shall have a target bonus opportunity as determined by the Board of Directors or Compensation Committee, but that is at least equal to 50% of Employee’s salary, and (b) any earned bonus will be paid not later than March 15th of the year following the year to which such bonus relates. Employee’s 2022 annual cash bonus opportunity will not be pro-rated to reflect the commencement of Employee’s service after the start of 2022.

3.3 Long-Term Incentive Awards.

3.3.1 With respect to 2022 and subsequent calendar years, Employee shall be eligible to participate in the Long-Term Incentive Policy or comparable long-term incentive equity policy or plan that may from time to time be adopted by the Board of Directors or the Compensation Committee, in its discretion (an “LTIP”).

3.3.2 All equity awards granted to Employee on or after the Effective Date (including the Make Whole Award described in Section 4) will be subject to accelerated vesting to the extent set forth below:

(a) in the event Employee’s service terminates due to his death or Disability (as defined in Section 6.1): (i) 50% of any outstanding and otherwise unvested time-based awards will then vest, and (ii) 50% of any outstanding performance-based awards subject to an open performance period will then vest at the target performance level;

(b) subject to the release requirement described in Section 6.7.2, in the event of Employee’s resignation for Good Reason or termination without Cause other than during the Change of Control Period (as those terms are defined in Section 6): (i) 50% of any outstanding and otherwise unvested time-based awards will then vest, and (ii) 50% of any outstanding performance-based awards subject to an open performance period will remain outstanding and vest (or be forfeited) based on actual performance through the end of the applicable performance period; and

(c) subject to the release requirement described in Section 6.7.2, in the event of Employee’s resignation for Good Reason or termination without Cause during the Change of Control Period: (i) all outstanding and otherwise unvested time-based awards will then vest, and (ii) all outstanding performance-based awards subject to an open performance period will remain outstanding and vest (or be forfeited) based on actual performance through the end of the applicable performance period (but at not less than the target performance level, where such resignation or termination occurs both during the Change of Control Period and upon or following the Change of Control).

3.4 Employee Benefits. Employee shall be entitled to receive or participate in any additional benefits, including without limitation medical and dental insurance programs, qualified and non-qualified profit sharing or pension plans, disability plans, medical reimbursement plans, and life insurance programs, which may from time to time be made available by the Company to other senior executive officers of the Company. The Company may change or discontinue such benefits at any time in its sole discretion; provided that the benefits provided to Employee shall be determined in the same manner as the benefits provided to other similarly situated senior executive officers of the Company under such plans with respect to the same time period.

3.5 Expenses. The Company shall reimburse Employee for all reasonable and necessary expenses incurred in carrying out his duties under this Agreement, subject to compliance with the Company’s policies relating to expense reimbursement. Expenses subject to reimbursement under this Section 3.5.3 shall include, but not be limited to, the cost of business-related travel, lodging and meals and the fees and expenses incurred by Employee to maintain his membership in relevant professional associations.

3.6 Fees. From and after the Effective Date, all compensation earned by Employee, other than pursuant to this Agreement, as a result of services performed on behalf of the Company or as a result of or arising out of any work done by Employee in any way related to the scientific or business activities of the Company shall belong to the Company. Employee shall pay or deliver such compensation to the Company promptly upon receipt. For the purposes of this provision, “compensation” shall include, but is not limited to, all professional and nonprofessional fees, lecture fees, expert testimony fees, publishing fees, royalties, and any related income, earnings, or other things of value; and “scientific or business activities of the Company” shall include, but not be limited to, any project or projects in which the Company is involved and any subject matter that is directly or indirectly researched, tested, developed, promoted, or marketed by the Company.

4. Make Whole Award. Upon or within 30 days following the Effective Date, as an inducement for Employee to enter into this Agreement and accept employment with the Company, Employee will be granted a restricted stock (or restricted stock unit) award with respect to a number of shares of the Company’s common stock determined by dividing $400,000 by the average closing price of the Company’s common stock for the twenty (20) trading days immediately preceding the grant date (the “Make Whole Award”). The Make Whole Award will vest in three equal annual installments, on the first three anniversaries of the Effective Date, subject in each case to the continued service of Employee through the applicable vesting date.

5. Confidentiality Agreement. Employee’s execution and compliance with the terms of the Confidentiality Agreement is a material requirement of this Agreement. Nothing in this Agreement or the Confidentiality Agreement shall prohibit the Employee from reporting possible violations of law or a regulation to any governmental agency or entity or self-regulatory organization or making disclosures that are protected under law, including the whistleblower provisions of U.S. federal law or regulation; and (ii) in accordance with the U.S. Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a U.S. federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6. Termination.

6.1 Termination Upon Death or Disability. Employee’s employment under this Agreement shall terminate immediately upon Employee’s death or Disability. The term “Disability” means Employee is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

6.2 Termination by Employee Without Good Reason. Employee may terminate his employment under this Agreement without Good Reason (as defined below) upon thirty (30) days’ written notice to the Company.

6.3 Termination by the Company for Cause. Employee’s employment under this Agreement may be terminated by the Company at any time for Cause. Only the following actions, failures, or events by or affecting Employee shall constitute “Cause” for termination of Employee by the Company: (i) willful and continued failure by Employee to substantially perform his duties provided herein after a written demand for substantial performance is delivered to Employee by the Supervisor, which demand identifies with reasonable specificity the manner in which Employee has not substantially performed his duties, and Employee’s failure to comply with such demand within a reasonable time, which shall not be less than thirty (30) days after Employee’s receipt of such demand; (ii) the engaging by Employee gross negligence materially injurious to the Company or gross misconduct, which if capable of being cured, is not cured within thirty (30) days of written notice thereof from the Supervisor to Employee; (iii) a material breach by Employee of this Agreement, the Confidentiality Agreement or any other agreement between Employee and the Company or any of its affiliates, which if capable of being cured, is not cured within thirty (30) days of written notice thereof from the Supervisor to Employee; or (iv) the commission of any willful act that is materially detrimental to the best interests of the Company, which if capable of being cured, is not cured within thirty (30) days of written notice thereof from the Supervisor to Employee; or (v) Employee’s conviction of having committed a felony. No action or failure to act on Employee’s part will be considered “willful” unless it is done without the good faith reasonable belief that such action was in the best interests of the Company, or if it is done upon the advice of Company counsel.

6.4 Termination by Employee With Good Reason. Employee may terminate his employment under this Agreement for Good Reason; provided that (i) Employee gives written notice to the Board of Directors within sixty (60) days of the event constituting Good Reason; (ii) the Company has not cured the event giving rise to such notice within thirty (30) days of receipt of Employee’s notice; and (iii) Employee resigns his employment within thirty (30) days following the expiration of such cure period. The term “Good Reason” shall mean any of the following actions that are taken without Employee’s prior written consent: (a) a diminution in Employee’s base salary or target bonus opportunity, (b) a material diminution in Employee’s authority, duties or responsibilities as Chief Financial Officer; (c) a relocation of Employee’s principal worksite by more than thirty (30) miles, unless the new worksite is equidistant or closer to Employee’s primary residence than the former worksite; or (d) any other material breach of this Agreement by the Company (or its successor).

6.5 Termination by the Company Without Cause. The Company may terminate Employee’s employment under this Agreement without Cause at any time.

6.6 Definitions. For purposes of this Agreement, the term “Change of Control Period” shall mean the period which begins sixty (60) days prior to the consummation of a Change of Control and ends eighteen (18) months thereafter. For purposes of this Agreement, the term “Change of Control” shall mean a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A pursuant to the U.S. Securities Exchange Act of 1934 (the “Exchange Act”); provided, however, that a change of control shall only be deemed to have occurred at such time as (i) any person, or more than one person acting as a group within the meaning of Section 409A of the Internal Revenue Code (the “Code”) and the regulations issued thereunder, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; (ii) any person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the Company’s stock; (iii) a majority of the members of the Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election; or (iv) a person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions.

6.7 Compensation Upon Termination.

6.7.1 Termination Upon Death or Disability, by Employee (Other Than for Good Reason) or for Cause. In the event of a termination of Employee’s employment under Sections 6.1, 6.2 or 6.3, all salary and benefits shall cease on the date of termination, subject to the terms of any benefit plans then in force and applicable to Employee, and the Company shall have no further liability or obligation hereunder by reason of such termination, save and except as stated herein. In the event of a termination of Employee’s employment under Sections 6.1, 6.2 or 6.3, Employee or his estate, as applicable, shall be paid all salary earned under Section 3.1 through the date of termination on the next regularly scheduled payroll date following the termination date (“Accrued Salary”). With respect to terminations under Sections 6.1 only, Employee or his estate, as applicable, shall receive any annual bonus that has been otherwise earned but not yet paid with respect to a year ending prior to the date of termination, payable at the time that cash bonuses are or would otherwise be payable to other officers of the Company in respect of such year. In addition, in the event of a termination under Sections 6.1 that occurs after June 30 in any given year, Employee or his estate, as applicable, shall receive a prorated portion of his target annual cash bonus (subject to adjustment for bonus pool funding as determined by the Board of Directors or Compensation Committee) for the calendar year in which termination occurs (calculated based on the number of days in the calendar year that have passed prior to Employee’s termination), payable at the time that cash bonuses are or would otherwise be payable to other officers of the Company in respect of such year (the “Prorated Bonus”). For greater certainty, in the event a termination under Sections 6.1 occurs on or before June 30 in any given year, Employee or his estate, as applicable, shall not receive a Prorated Bonus.

6.7.2 Termination Without Cause or Upon Good Reason. In the event of a termination of Employee’s employment under Sections 6.4 or 6.5 of this Agreement, the following shall occur:

(i) Employee shall receive the Accrued Salary;

(ii) Employee shall receive any pro-rated annual bonus that has been otherwise earned but not yet paid with respect to a year ending prior to the year of the termination;

(iii) Employee shall receive: (A) if such termination does not occur during a Change of Control Period, a lump sum cash payment equivalent to 12 months of Employee’s annual base salary; or (B) if such termination occurs during a Change of Control Period, a lump sum payment equivalent to 24 months of the Employee’s annual base salary;

(iv) Employee shall receive an additional lump sum cash payment equal to Employee’s target bonus amount for the calendar year in which such termination occurs;

(v) if Employee validly elects to receive continuation coverage under OraSure’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse Employee each month for the applicable premium otherwise payable for COBRA continuation coverage for a period equal to the shorter of (x) 12 months (or 18 months, if such termination is during a Change of Control Period) after the date of termination; or (y) the date Employee is no longer eligible for COBRA, but only with respect to the portion of such premium that exceeds the monthly amount charged to active employees of the Company for the same coverage; and

(vi) Employee shall receive accelerated equity vesting as described in Section 3.3.2 herein.

The amounts payable under clauses (ii) through (vi) are collectively referred to as “severance.” For clarity and the avoidance of doubt, in the case of a resignation for the Good Reason described in Section 6.4(a) (reduction in base salary or target bonus opportunity), references herein to Employee’s “annual base salary” and “target bonus” in clauses (iii) and (iv) above shall refer to such amounts immediately before the reduction giving rise to such Good Reason. Subject to Section 6.8, all severance payments under clauses (ii) through (v) will be made (or commence) under this Section 6.7.2 on the 60th day after termination of employment hereunder. As a condition to receipt of severance under this Section 6.7.2, within forty-five (45) days following termination of Employee’s employment, Employee shall sign, deliver and not revoke a general release of claims against the Company and its affiliates in a form prescribed by the Company. The severance shall be in lieu of and not in addition to any other severance arrangement maintained by the Company, and to the extent consistent with Section 409A, shall be offset by any monies Employee may owe to the Company. The Company’s obligation to pay the severence shall terminate if, during the period commencing on termination of employment and continuing until all severance payments have been made by the Company, Employee fails to comply with Sections 9, 13 or 19 of this Agreement or with the Confidentiality Agreement.

6.7.3 Parachute Payment. In the event that (i) Employee becomes entitled to any payments or benefits hereunder or otherwise from the Company or any of its affiliates which constitute a “parachute payment” as defined in Code Section 280G (the “Total Payments”) and (ii) Employee is subject to an excise tax imposed under Code Section 4999 (the “Excise Tax”), then, if it would be economically advantageous for Employee, the Total Payments shall be reduced by an amount (including zero) that results in the receipt by Employee on an after tax basis (including the applicable U.S. federal, state and local income taxes, and the Excise Tax) of the greatest Total Payments, notwithstanding that some or all of the portion of the Total Payments may be subject to the Excise Tax (it being understood that if Employee’s aggregate after tax benefit hereunder would be greater with the imposition of the Excise Tax and without such reduction, then no such reduction in Total Payments hereunder shall occur). If a reduction in Total Payments is required pursuant to the preceding sentence, the reduction will occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Total Payments being subject to taxes pursuant to Code Section 409A (as defined below) that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, will be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification will preserve to the greatest extent possible, the greatest economic benefit for Employee as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), will be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A will be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A. All calculations hereunder shall be performed by a nationally recognized independent accounting firm selected by the Company, who shall also determine the value of any services to be rendered by Employee in connection with any non-competition or other restrictive covenant in order to mitigate any potential impact of Sections 280G/4999 on the Company and

Employee, with the full cost of such firm being borne by the Company. Any determinations made by such firm shall be final and binding on Employee and the Company.

6.8 Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) (to the extent applicable) and the parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company. To the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Code Section 409A to payments due to Employee upon or following his separation from service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Employee’s separation from service will be deferred without interest and paid to Employee in a lump sum immediately following that six month period. For purposes of the application of Code Section 409A, each payment in a series of payments will be deemed a separate payment. Notwithstanding anything herein to the contrary, except to the extent any expense, reimbursement or in-kind benefit provided to the Employee does not constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, and its implementing regulations and guidance, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Employee in any other calendar year, (ii) the reimbursements for expenses for which the Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

7. Indemnification. The Company agrees that if Employee is made a party (or is threatened to be made a party to) any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of his service (including past service) as an officer, director, employee, agent, or the like of the Company, or by reason of his service at the request of the Company as an officer, director, employee, agent, or the like of another entity, including, without limitation, as a fiduciary of an employee benefit plan sponsored or established by the Company (any such service for a subsidiary, affiliate, joint venture or other entity in which the Company has an ownership or other financial interest, or as a fiduciary of any employee benefit plan sponsored by the Company or any such other entity, shall be presumed to be at the request of the Company), then Employee shall be indemnified and held harmless by the Company to the fullest extent authorized by applicable law (including advancements for all reasonable attorneys’ fees and costs incurred by Employee, subject to any repayment undertakings required by Delaware law), and such indemnification shall continue even if Employee has ceased to be a director, officer, employee, agent, or the like of the Company for any reason.

8. Insurance. During the Term and for a period of six (6) years thereafter (regardless of the reason for the termination of Employee’s employment), the Company shall maintain suitable directors and officers insurance coverage for Employee and shall name Employee as an additional insured under such insurance policies, which policies shall be no less favorable to Employee than such insurance policies that cover OraSure’s officers during such time period.

9. Non-Solicitation; Non-Competition. During his employment with the Company and for eighteen (18) months following the cessation of that employment for any reason, Employee agrees that, unless he obtains written agreement from the Board of Directors, he will not directly or indirectly (including, for avoidance of doubt, either personally or through or on behalf of any other person):

(a) recruit, solicit, or hire any executive or employee of the Company or its affiliates (collectively, the “Company Group”);

(b) induce or solicit any current or prospective customer, client, or supplier of the Company Group to cease being a customer, client or supplier or divert Company Group business away from any customer, client, or supplier of the Company Group; or

(c) own, manage, control, work for, or provide services to any entity engaged in (i) the development, manufacture or sale of point of care diagnostic products for infectious disease self-testing, (ii) the collection and/or analysis of molecular samples, or the development, manufacture or sale of products or methods for the collection and/or analysis of molecular samples (but with respect to this clause (ii), only to the extent of the type of molecular samples that are the subject of the Company Group’s products or services (or products or services actively planned by the Company Group during Employee’s employment)), (iii) any other field of research or business in which the Company Group engages during Employee’s employment, or (iv) any other field of research or business which the Company Group is actively planning or preparing to engage in, if such planning or preparation occurs or occurred (at least in part) during Employee’s employment;

provided, however, that this Section 9 shall not prevent Employee from purchasing or owning less than five percent (5%) of the stock or other securities of any entity, provided that such stock or other securities are traded on any national or regional securities exchange or are actively traded in the over-the-counter market and registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. The parties acknowledge that this Section 9 is intended to replace and supersede the section entitled “Non-Soliciation and Non-Competition” set forth on page 1 of the Confidentiality Agreement executed contemporaneously herewith. Employee acknowledges that the market for the Company’s products and services is global and that these covenants therefore will be applied worldwide. Employee further acknowledges that the covenants contained in this section are reasonable and necessary to protect the Company’s legitimate business interests and that damages alone would not be an adequate remedy for any breach of these covenants. Accordingly, in addition to any other remedies that the Company may have, the Company shall be entitled to injunctive relief for any breach or threatened breach of any these covenants, without the posting of a bond.

10. Remedies. The respective rights and duties of the Company and Employee under this Agreement are in addition to, and not in lieu of, those rights and duties afforded to and imposed upon them by law or at equity.

11. Severability of Provisions. The provisions of this Agreement are severable, and if any provision hereof is held invalid or unenforceable, it shall be enforced to the maximum extent permissible, and the remaining provisions of the Agreement shall continue in full force and effect.

12. Non-Waiver. Failure by either party at any time to require performance of any provision of this Agreement shall not limit the right of the party failing to require performance to enforce the provision. No provision of this Agreement may be waived by either party except by a writing signed by that party. A waiver of any breach of a provision of this Agreement shall be construed narrowly and shall not be deemed to be a waiver of any succeeding breach of that provision or a waiver of that provision itself or of any other provision.

13. Non-Disparagement. Both during and after his employment, Employee agrees not to disparage the Company or its affiliates, or any of their stockholders, directors, officers, employees, products or services. In addition, Employee agrees not to make any statement or engage in any conduct that could reasonably be expected to affect adversely the business or reputation of the Company, its affiliates or any of their stockholders, directors, officers, employees, products or services. This paragraph will not restrict or prevent any party from providing truthful testimony as required by court order or other legal process. In addition, this paragraph will not prohibit Employee from reporting possible violations of law or regulation to any governmental agency or entity or self-regulatory organization, or making other disclosures that are protected under the whistleblower provisions of applicable law.

14. Other Agreements. Employee represents, warrants and, where applicable, covenants to the Company that:

(a) There are no restrictions, agreements or understandings whatsoever to which Employee is a party which would prevent or make unlawful Employee’s execution of this Agreement or Employee’s employment hereunder, or which is or would be inconsistent or in conflict with this Agreement or Employee’s employment hereunder, or would prevent, limit or impair in any way the performance by Employee of his obligations hereunder;

(b) Employee’s execution of this Agreement and Employee’s employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which Employee is a party or by which Employee is bound; and

(c) Employee is free to execute this Agreement and to be employed by the Company as an employee pursuant to the provisions set forth herein.

15. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and Employee and their respective successors, executors, administrators, heirs and/or permitted assigns; provided, however, that neither Employee nor the Company may make any assignments of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, except that, without such consent, the Company may assign this Agreement to any successor to all or substantially all the business or assets of the Company by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise. The Company will require any successor (whether direct or indirect, by merger, consolidation, transfer of assets, or otherwise) acquiring all or substantially all of the business and/or assets of the Company (whether such assets are held directly or indirectly) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, in connection with a Change of Control, or otherwise.

16. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Employee’s continuing or further participation in any benefit, bonus, incentive, stock-based or other plan or program provided by the Company and for which Employee may qualify.

17. Entire Agreement; Amendments. This Agreement and the Confidentiality Agreement contain the entire agreement and understanding of the parties hereto relating to the subject matter hereof and thereof, and supersede all prior and contemporaneous discussions, agreements and understandings of every nature relating to the employment of Employee by the Company. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

18. Consent to Suit. Any legal proceeding arising out of or relating to this Agreement shall be instituted in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the county in Pennsylvania in which the Company maintains its principal place of business, and Employee and the Company hereby consent to the personal and exclusive jurisdiction of such court and hereby waive any objection that Employee or the Company may have to personal jurisdiction, venue, and any claim or defense of inconvenient forum.

19. Cooperation. Employee further agrees that during and after his employment with the Company, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including, without limitation, litigation, investigations, or governmental proceedings) in which the Employee was in any way involved during his employment with the Company. Employee shall render such cooperation in a timely manner on reasonable notice from the Company, so long as the Company, following Employee’s termination of employment, exercises commercially reasonable efforts to schedule and limit its need for Employee’s cooperation under this paragraph so as not to interfere with Employee’s other personal and professional commitments.

20. Company Policies. Employee will be subject to and comply with all policies of the Company in effect from time to time, including (without limitation) policies regarding ethics, personal conduct, stock ownership, securities trading, clawback and hedging and pledging of securities.

21. Withholding. The Company may withhold from any amount payable to Employee such federal, state, local and any other taxes as the Company determines are required to be withheld pursuant to applicable law.

22. Survival. The provisions of this Agreement will survive the cessation of Employee’s employment to the extent necessary to give effect to their intended purposes.

23. Counterparts and Facsimiles. This Agreement may be executed, including execution by facsimile (including PDF) signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

24. Governing Law. This Agreement shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regard to the application of the principles of conflicts of laws.

The parties have executed this Employment Agreement on the date first above written.

EMPLOYEE /s/ Kenneth J. McGrath Kenneth J. McGrath	ORASURE TECHNOLOGIES, INC. By: /s/ Carrie Eglinton Manner Carrie Eglinton Manner Title: President & CEO